Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Glassbridge Enterprises, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 5, 2021

Clinton Group, Inc.

By:	/s/ George E. Hall
	Name:	George E. Hall
	Title:	Chief Executive Officer and President

GEH Capital, Inc.

By:	/s/ George E. Hall
	Name:	George E. Hall
	Title:	Chief Executive Officer and President

Clinton Special Opportunities Master Fund Ltd

By:	Clinton Group, Inc., its Investment Advisor

By:	/s/ George E. Hall
	Name:	George E. Hall
	Title:	Chief Executive Officer

/s/ George E. Hall
George E. Hall